English translation for reference purpose only

Exhibit 4.14

Sale and Purchase Agreement

Contract No. JAATS20070315

Seller:	JingAo Solar Co., Ltd.

Purchaser:	Canadian Solar Inc.

Venue of execution:	New District, Suzhou City, Jiangsu Province

Time of execution:	March 30, 2007

In the principles of mutual benefit and cooperation, the seller and the purchaser agree as follows:

I.	Name, specifications, quantities, price, delivery terms and location of the products

1.	Name and specifications: 125mm x 125mm monocrystalline solar cells

2.	Prices:

High-performance monocrystalline solar cells (with a performance rate of more than 15.52%): US$2.85/W;

Low-performance monocrystalline solar cells (with a performance rate of 15.52% or less): US$2.54/W.

The prices are subject to adjustment if the prices of raw materials (silicon wafer) have fluctuated for more than 5% or the exchange rate between US dollar and Renminbi is below 1:7.70.

3.	Quantities and time of delivery: No less than 20MW. The delivery shall be made between April, 2007 and December, 2007. The details regarding quantities, performance rate, conversation rate and time of each delivery on monthly basis are subject to further agreement of the parties, which agreement shall form as an exhibit hereto.

The parties may enter into separate agreement in connection with the sale and purchase of any extra quantity of product at the request of the Purchaser.

4.	Location of delivery: at such place within PRC as designated by the Purchaser for each delivery.

English translation for reference purpose only

II.	Quality and technical requirements

1.	The solar cells sold under this Agreement shall be incompliance with national standard GB 12632-90 and have a range of error of ±2%.

2.	The solar cells sold under this Agreement shall be free of obvious, large spot of starch, water or fingerprint, be uniformly colored, have a missing part (if any) of less than 0.2% whose length and width shall be no more than 1.5mm and 0.5mm, respectively, have no hidden fraction or sharp-shaped damage along its edge.

3.	Broken rate: Less than 0.8% upon crate opening.

4.	Please refer to the agreed technical agreement for the details thereof.

III.	Packaging: Crate-packing suitable for long-time road transport.

IV.	Terms of payment: A contract shall be made by the seller prior to each delivery setting forth the time, quantity and price thereof. Such contract shall be delivered to the Purchaser by facsimile. The price provided thereunder shall be fully paid by the Purchaser within two days after signing thereof by the parties.

V.	Delivery: The Seller shall make delivery to the place designated by the Purchaser within two days upon its receipt of the payment thereof provided that products so required by the Purchaser is consistent with the provisions in the exhibit hereto in respect of quantity, performance level and time of delivery. Any transport or insurance fees and expenses incurred in connection with such delivery shall be paid by the Seller.

VI.	Invoice: The invoice relating to each delivery shall be provided to the Seller within seven days of the same delivery.

VII.	Product-related dispute: Upon delivery at the place designated by the Seller, any dispute relating to the quantity, quality, appearance, performance and other issues thereof shall be raised within one month and resolved as soon as possible by the Seller.

VIII.	Force majeure: Neither party shall be liable for its failure to perform the obligations under this Agreement as a result of any event unforeseeable, unavoidable or insurmountable including, among other things, acts of God, war and government acts, provided such event is duly certified by the notary public agency in the area so affected within seven days.

IX.	Dispute resolution: Any dispute arising from this Agreement shall be resolved through friendly negotiations. If such negotiations fail, either party may submit the dispute to the people’s court with the jurisdiction governing the venue of execution of this Agreement for litigation.

X.	Any matter that is not addressed herein shall be conducted by reference to the PRC Contract Law.

English translation for reference purpose only

XI.	This Agreement shall be effective upon signature and affixture of seals by the parties hereto. Facsimile signature and seal hereon are equally authentic with the original.

Seller	Purchaser
Name: JingAo Solar Co., Ltd.	Name: Canadian Solar Inc.
Address: Jinglong Group Industrial Park, Jinglong Street Ningjin, Hebei Province 055550	Address:
Bank: bank of China, Ningjin Sub-branch	Bank:
A/C: 15054208091001	A/C:
Tax No: 130528774419294	Tax No:
Tel: 0319-5800755	Tel:
Fax: 0319-5800754	Fax:
Authorized representative:	Authorized representative:

/s/ Zhang Zhilong	/s/ Yang Shanglin
Seal:	Seal:

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